EXHIBIT 99.1

For further information contact:
John W. Bordelon, President and CEO
(337) 237-1960

Release Date:    May 12, 2009
 For Immediate Release

HOME BANCORP ANNOUNCES RESULTS OF ANNUAL
MEETING OF SHAREHOLDERS AND STOCK PURCHASES TO FUND PLAN

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq:  “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced that shareholders re-elected the Board’s nominees, Henry W. Busch, Jr., Lester J. Dailey and John A. Hendry, to additional three-year terms and that the Company received approval of its proposals to adopt the 2009 Stock Option Plan and the 2009 Recognition and Retention Plan presented to shareholders at the annual meeting held today.

“I am pleased by the support of our shareholders in voting in favor of our proposals,” said John W. Bordelon, President and Chief Executive Officer of Home Bancorp, Inc.  “We are gratified by this showing of shareholder support for our directors and the stock benefit plans.”

In order to fund the 2009 Recognition and Retention Plan, the related trust will purchase 357,075 shares of Home Bancorp’s common stock in the open market.  Purchases will be made from time to time at the discretion of management.

Home Bank conducts business from its main office in Lafayette, Louisiana, eight additional full-service banking offices in the Lafayette metropolitan area as well as two full service banking offices and a loan production office in Baton Rouge, Louisiana.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.home24bank.com, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.